Exhibit 5.1

[Letterhead of Baker Botts L.L.P.]

[One Shell Plaza]

[910 Louisiana Street]

[Houston, Texas 77002]

December 13, 2010

Carrizo Oil & Gas, Inc.

1000 Louisiana Street, Suite 1500

Houston, Texas 77002

Ladies and Gentlemen:

In connection with the issuance by Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), of an aggregate of 3,975,000 shares (including 475,000 shares that may be issued upon exercise of the Underwriter’s option to purchase additional shares) (the “Shares”) of its common stock, par value $.01 per share, pursuant to (i) its Registration Statement on Form S-3 (Registration No. 333-159237) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated October 27, 2009, as supplemented by the prospectus supplement relating to the sale of the Shares dated December 9, 2010 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

In our capacity as your counsel in the connection referred to above, we have examined the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, the Underwriting Agreement dated December 9, 2010 between the Company and Credit Suisse Securities (USA) LLC (the “Underwriter”) relating to the sale of the Shares (the “Underwriting Agreement”), the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving this opinion, we have relied on certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies of original documents conform to the original documents and all these original documents are authentic, and all information submitted to us was accurate and complete. We have also assumed that all Shares will be offered and sold in the manner described in the Prospectus and in accordance with the terms of the Underwriting Agreement.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment of the purchase price therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited in all respects to the laws of the State of Texas and the applicable federal laws of the United States.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the headings “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.